Exhibit 10.1
Avanade Executive Bonus Program A
CEO Directs
Fiscal Year 2008
Program Overview
The Avanade Executive Bonus Program is a global program designed to reward the achievement of business goals and financial objectives by encouraging Regional, Area and Company success. The STI program represents one element of your total compensation and is driven by your contributions to the overall success of Avanade.
This program will be in effect from October 1, 2007 to August 31, 2008 and replaces all previous Executive Compensation Programs.
Eligibility
This Program describes the Executive Bonus opportunities available to employees in the most senior level executive roles who currently report directly to the CEO, including the CEO. The current positions that are eligible for the Executive Bonus Program A are: CEO, CFO, COO, Area General Managers and Chief Technology Officer (CTO). Other positions may be added at the sole discretion of the Company and require the approval of the CEO. Individuals on the Executive Compensation Program A are not eligible for any other variable compensation programs within Avanade.
Definitions
The definitions section is designed to ensure that the same language is used across the various regions and countries in which we do business. It is not intended to be an exhaustive list.
•	Effective Date — October 1, 2007

•	Excluded Accounts — The Company retains the right to provide directly, or to sub-license the right to provide, consulting services to any customer designated by Company as an “Excluded Account.” Company may, at its sole discretion, designate any account as an Excluded Account. Net Income as calculated for purposes of this Program will not include revenue from Excluded Accounts.

•	Expiration Date — August 31, 2008

•	GAAP — Generally Accepted Accounting Principles. The US based rules that guide accounting practices and are most relevant to how we recognize (count) revenue.

•	Net Income — Income generated from operations after adjustment for income taxes, management and royalty fees or charges, interest income and expenses or “other” income and expense items prepared on a GAAP basis.

•	Operating Income—income generated from operations and does not include income taxes, management and royalty fees or charges, interest income and expenses or “other” income and expense items prepared on a GAAP basis.
Avanade Executive Bonus Program A — CEO Directs

•	Revenue —As used in this Program refers to revenue from a customer in your Area or Region that can be recognized under GAAP during the Term in connection with consulting work or, in the case of MBS work, software licenses or other sold services and delivered pursuant to a signed contract. The decision as to which Area or Region a customer is assigned is at the sole discretion of the Company to determine.

•	Term — The period between the Effective Date and the Expiration Date.
Program Mechanics
The Executive bonus program will involve meeting base and stretch targets; each target earns an additional percentage of bonus based upon an individual’s base salary.
Step 1- Base Targets:
•	25% of Base Salary for achievement of budgeted operating income targets

•	Participants will receive a payout for Base Target results between 85% and 100% based on the decelerating schedule below:

Achievement	Bonus
<85%	0%
85%	50%
86%	53%
87%	57%
88%	60%
89%	63%
90%	67%
91%	70%
92%	73%
93%	77%
94%	80%
95%	83%
96%	87%
97%	90%
98%	93%
99%	97%
100%	100%
•	Area General Managers earn base target for achievement of Area operating income base targets

•	CEO, COO, CFO and CTO earn base target for achievement of Company operating income targets
Step 2- Stretch Targets:
•	An additional 25% of Base Salary for 100% achievement of Stretch operating income targets.

•	Area General Managers will earn 12.5% for Area Stretch and 12.5% for Global Stretch.
•	If the Area makes stretch, but Global does not make stretch, the Area General Manager will earn 12.5% in additional bonus.

•	If Global makes stretch, but the Area does not make stretch, then the Area General Manager will not earn any additional bonus. The Area must meet stretch operating target to receive the global stretch bonus payout
Avanade Executive Bonus Program A — CEO Directs

•	For CEO, COO, CFO and CTO, earning the second 25% is predicated on meeting Company Stretch operating income targets.

•	Stretch payment is binary; there are no decelerators associated with the stretch payment.
Program Details:
•	Each step in the program requires achievement of 100% of the prior step in order to be eligible for the full bonus payment. If an area achieves 85% of their base operating target, then the Area General Manager would receive their decelerated base bonus ONLY.

•	Targets are set annually based upon the approved Avanade budget and do not change unless approved by the Compensation Committee and the Board of Directors, as recommended by the CEO and the CFO. It is possible that the budget may change due to an acquisition (or divestiture) or other significant change in the business. In these instances, the target may be adjusted to reflect the change in business.

Total
Targeted
Position	Comp	Area	Base Target	Stretch Payment
Area General Manager	50% of base salary	All Areas	25% of Base Salary for meeting Area operating income targets	12.5% of Base Salary for meeting Area Stretch operating income targets and 12.5% of base salary for meeting Global Stretch operating income

CEO, CFO, CTO, COO	50% of base salary	Global	25% of Base Salary for meeting Company operating income targets	25% of Base Salary for meeting Company Stretch operating income targets
Fiscal Year Change Impact
•	FY08 Bonus programs will be calculated on the basis of 11 months of salary for all programs based on 11 months of operating income performance. (October 1, 2007 to August 31, 2008). Your bonus will be based on your annual base salary prior to September 1, 2008.

•	11 month salary example:
•	Base salary equals 200,000 for the year

•	FY08 bonus eligible salary = 11/12th or 183,333

•	The bonus eligible salary is the amount that will be used in the calculation of the final bonus

•	Only your annual salary will be pro-rated, your base bonus opportunity percentage will remain unchanged. E.g if your base bonus opportunity is 25% per annum, and your 11 month salary is 183,333 — your bonus would be 183,333 x 25% = 45,833.

•	Note: All figures are for example purposes and rounded to the nearest whole number.
Avanade Executive Bonus Program A — CEO Directs

Program Administration
Payments
Bonus payments are paid in a single sum, typically paid 45 to 90 days following the end of the fiscal year. However, Company management reserves the right to extend this payment period for any reason.
US participants should note that this income is exempt from 401(k) contributions and will be taxed at the supplemental income tax rate. Please consult your independent tax advisor for more information.
Foreign Currency
Compensation in the individual compensation memos is stated in local currency. Performance will be measured against budgeted targets set at the beginning of the fiscal year and based upon a defined currency exchange rate. This ensures that individual compensation payments are not subject to fluctuating exchange rates. Bonus payments are then calculated based upon a percentage of achievement relative to base salary.
Leaves of Absence
Employees may need a leave of absence for a variety of reasons: medical, family, personal, military, etc. Eligibility for bonus may be affected. Payments may be prorated to reflect the time spent on non-statutory leave during the fiscal year, as permitted by local law. All leaves require completion of a leave of absence form and communication with the employee’s manager and the regional HR Manager.
New Hires
Employees hired on or before April 30, 2008 of the program year will be eligible for a bonus on a pro-rated basis. Pro-ration is determined by the actual start date.
Transfers
Employees who are otherwise eligible to participate in the applicable program, and transfer focus or geographic area will receive a pro-rated bonus based on their time in each location.
Termination Policy
Unless otherwise required under local law, the individual must be employed when bonus checks are issued. If payment is required by local law, to the extent permitted such payment will be limited a pro-rata portion of the bonus achieved Any outstanding liabilities owing from the employee to the Company at the time of the employee’s departure may be deducted from any bonus prior to payment, in accordance with and as limited by local law.
Dispute Resolution
If you feel that the calculation of your Executive Bonus payment is in error, please follow these steps towards resolution. Begin with the Finance team to review your payment, the numbers that were used for the calculations, and the targets that were used to measure your performance. If you do not feel like your issue has been resolved, please escalate your concerns to the Area General Manager, CEO, or the Vice President of Human Resources.
Avanade Executive Bonus Program A — CEO Directs

Miscellaneous
No promise of continued employment
You are a salaried employee of the Company. As such, you are subject to the terms and conditions of employment, which apply to all other employees of the Company consistent with applicable law. The program in no way changes the employment status of its participants — any employees whose employment is “At Will” remain employed At Will (meaning either party may terminate the relationship at any time).
Records
You acknowledge that all records of the accounts of customers and contractors and any other records and books relating in any manner whatsoever to the business of Company, whether prepared by you or otherwise coming into your possession, are valuable trade secret information of Company, will be the exclusive property of Company and will be immediately returned to Company by you upon any termination of employment.
Management Discretion
Participation in the program is at the discretion of management, with the Chief Executive Officer having the final approval. The Company reserves the right to make changes to the program, including modifying the eligibility of participants, during the fiscal year.
Rights of the Company
The Company reserves the right with or without written notice to accept or cancel any order or placement made by you, to make all staffing and/or business decisions regarding the manner in which the Company performs services under any contracts with customers, to make any reasonable current and/or prospective changes, revisions or deletions to the Program, employee benefit program, policies and procedures of the Company and to settle any manner not covered by this Program and/or the Employee Policies and Procedures Handbook at the Company’s sole discretion.
Ambiguities
Company has the sole discretion to resolve any ambiguities in this Program. The Company also reserves the right to change this Program at its discretion.
Attorney Fees and Costs
If any action of law or in equity is necessary to enforce or interpret the terms of this Program, the prevailing party will be entitled to reasonable attorney fees, costs and necessary disbursement, in addition to any other relief to which he or she may be entitled.
Partial Invalidity
If any provision of this Program is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions will nevertheless continue in full force without being impaired or invalidated in any way.
Governing Law
This Program will be governed by and construed in accordance with the laws of the State of Washington, except its conflict or choice of law provisions.
Entire Program/Amendment
This Program, together with the Business Protection Agreement, shall represent the entire understanding of the parties with regard to the subject matter hereof and supersedes any prior verbal or written agreement on the subject. This Program may be amended at the sole discretion
Avanade Executive Bonus Program A — CEO Directs

of the Compensation Committee at the recommendation of the CEO, provided, however, that no amendment after the Expiration Date will modify the bonus compensation, if any, due to an Executive unless Executive agrees to such amendment in writing.
Avanade Executive Bonus Program A — CEO Directs